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                                                           Exhibit 99(c)(4)

                             STOCKHOLDER'S AGREEMENT


         THIS STOCKHOLDER'S AGREEMENT is made and entered into as of this 20th day of December 1999, among BRIDGEPORT HOLDINGS INC., a Delaware corporation ("PARENT"), BRIDGEPORT ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Peter Godfrey (the "STOCKHOLDER").


         WHEREAS the Stockholder desires that Micro Warehouse, Inc., a Delaware corporation (the "COMPANY"), Parent and Purchaser enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") with respect to the merger of Purchaser with and into the Company (the "MERGER"); and

         WHEREAS the Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Purchaser to enter into and execute, the Merger Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         SECTION 1. REPRESENTATIONS AND WARRANTIES. The Stockholder represents and warrants to Parent and Purchaser as follows:

                  (a) The Stockholder is the record and beneficial owner of the number of shares of Common Stock of the Company (the "COMPANY COMMON STOCK") set forth opposite the Stockholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 5, the Stockholder's "SHARES"). Except for the Stockholder's Shares and any other shares of Company Common Stock subject hereto, the Stockholder is not the record or beneficial owner of any shares of Company Common Stock.

                  (b) This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. To the best of the Stockholder's knowledge, consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

                  (c) The Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests,


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proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                  (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission from Parent, Purchaser or the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder in his individual capacity.

                  (e) The Stockholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

         SECTION 2. AGREEMENT TO TENDER OR SELL. The Stockholder hereby agrees that he shall tender all of his Shares into the Offer (as defined in the Merger Agreement) and that he shall not withdraw any Shares so tendered.

           SECTION 3. COVENANTS. The Stockholder agrees with, and covenants to, Parent and Purchaser as follows:

                  (a) The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) transfer (the term "TRANSFER" shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares except with respect to election of directors at the Company's annual meeting, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) subject to Section 8, take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby.

                  (b) Subject to Section 8, the Stockholder shall not, nor shall he permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of the Stockholder shall be deemed to be a violation of this Section 3(b) by the Stockholder.

                  SECTION 4. COMPETING TRANSACTIONS. Subject to Section 8, the Stockholder hereby agrees to vote against or refrain from giving any consent in favor of (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction (including any consent


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solicitation to remove or elect any directors of the Company) involving the
Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "COMPETING TRANSACTION").

         SECTION 5. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares listed on Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

         SECTION 6.  STOP TRANSFER.  [Intentionally Omitted].

         SECTION 7. VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by Parent and Purchaser and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become, an "Interested Stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the Corporation Law from engaging in any "Affiliated transaction" (as such terms are defined in Section 203 of the Corporation Law), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

         SECTION 8. STOCKHOLDER CAPACITY. The Stockholder does not make any agreement or understanding in his capacity as director or officer of the Company. The Stockholder signs solely in his capacity as the record holder and beneficial owner of the Stockholder's Shares and nothing herein shall limit or affect or be affected by any actions taken by the Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         SECTION 9. FURTHER ASSURANCES. The Stockholder shall, upon request of Parent or Purchaser execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof.

         SECTION 10. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is


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terminated in accordance with its terms or (b) the date that Parent,
Purchaser or the Company shall have purchased and paid for the Shares of the Stockholder pursuant to Section 2; PROVIDED, HOWEVER, that the termination of this Agreement shall not relieve any party of liability for breach of this Agreement prior to termination.

         SECTION 11. PUBLIC ANNOUNCEMENTS. The Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 12. MISCELLANEOUS.

                  (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

                  (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Purchaser, to the address set forth in Section 8.03 of the Merger Agreement; and
(ii) if to the Stockholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by the Stockholder.

                  (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of Parent, Purchaser and the Stockholder and delivered to Parent, Purchaser and the Stockholder.

                  (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (f) This Agreement shall be governed by, and construed in accordance with, the laws of the Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

                  (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to


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be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (i) The Stockholder agrees that irreparable damage would occur and that Parent and Purchaser would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit to the personal jurisdiction of the courts specified in Section 8.13 of the Merger Agreement, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

                  (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.


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         IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.




                                          /S/ PETER GODFREY
                                          ----------------------------------
                                              Peter Godfrey
                                              Stockholder


                                          BRIDGEPORT HOLDINGS INC.


                                          By:      /S/ ALFRED D. BOYER
                                          ----------------------------------
                                          Name:  Alfred D. Boyer
                                          Title: Vice President


                                          BRIDGEPORT ACQUISITION CORPORATION


                                          By:      /S/ ALFRED D. BOYER
                                          ----------------------------------
                                          Name:  Alfred D. Boyer
                                          Title: Vice President

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                                  SCHEDULE A



                 Peter Godfrey                     2,800,962



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